Exhibit 99.1

ResMed Announces Management Promotions

SAN DIEGO, California, December 22, 2005 – ResMed, Inc, (NYSE: RMD) announced today that, effective January 1, 2006, Adrian Smith will assume full-time responsibility for the management of the Company’s European operations and Brett Sandercock will be appointed Chief Financial Officer. Mr. Smith’s full-time appointment to Chief Operating Officer of Europe is part of an enhanced leadership structure designed to support ResMed’s continued international growth in key markets. Mr. Smith served as ResMed’s Chief Financial Officer since February of 1995 and in November of 2004 assumed the additional responsibility of Chief Operating Officer for Europe. Mr. Sandercock has worked closely with Mr. Smith in ResMed’s finance department since 1998, most recently as Vice President, Treasury and Finance.

“I’m delighted that we have filled these key leadership positions with such qualified and capable internal candidates,” Peter C. Farrell PhD, Chairman and Chief Executive Officer. “Adrian and Brett have significant history and experience with the company and a long-standing working relationship which will ensure a smooth transition into their expanded roles.”

Since February of 1995, Adrian Smith served as ResMed’s Vice President and Chief Financial Officer. From January 1986 through January 1995, Mr. Smith was employed by Price Waterhouse, specializing in the auditing of listed public companies in the medical and scientific field. Mr. Smith holds a B.Ec. from Macquarie University and is a Certified Chartered Accountant.

Brett Sandercock joined ResMed’s finance department in 1998 and most recently served as Vice President, Treasury and Finance. Prior to joining ResMed, Mr. Sandercock held finance and accounting roles at Health Care of Australia and Norton Abrasives. Mr. Sandercock worked at Price Waterhouse from 1989 to 1994, achieving the position of audit manager. Mr. Sandercock holds a B.Ec. from Macquarie University and is a Certified Chartered Accountant.

About ResMed

ResMed is a leading manufacturer of medical equipment for the treatment and management of sleep-disordered breathing and other respiratory disorders. We are dedicated to developing innovative products to improve the lives of those who suffer from these conditions and to increasing awareness among patients and healthcare professionals of the potentially serious health consequences of untreated sleep-disordered breathing. For more information on ResMed, visit www.resmed.com.

Contact:

Hillary Theakston

Director of Investor Relations

(858) 746-2610

hillaryt@resmed.com